Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend; Launched COVID-19 Support Programs for Employees, Customers and Communities

Short Hills, N.J. - (PR NEWSWIRE) - April 29, 2020 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $39.5 million, or $0.17 per diluted share, for the three months ended March 31, 2020 as compared to $48.7 million, or $0.19 per diluted share, for the three months ended December 31, 2019 and $48.2 million, or $0.18 per diluted share, for the three months ended March 31, 2019.

Net income for the three months ended March 31, 2020 was impacted by a provision for credit losses of $31.2 million under the Current Expected Credit Losses (“CECL”) accounting standard effective January 1, 2020, as compared to a provision for credit losses of $1.5 million for the three months ended December 31, 2019 and $3.0 million for the three months ended March 31, 2019. The primary drivers of the increase in our provision for credit losses were the adoption of CECL and the economic forecasts that include the estimated impact of the COVID-19 pandemic.

The Company also announced today that its Board of Directors declared a cash dividend of $0.12 per share to be paid on May 26, 2020 for stockholders of record as of May 11, 2020.

Kevin Cummings, Chairman and CEO, commented, “The Company continues to work hard to address the challenges currently facing our employees, customers and communities in the face of the disruptions caused by COVID-19. I am so proud of the way all of our employees have stepped up to support our customers and communities during these unprecedented times.”

COVID-19 Response
The Bank has responded to support our employees, customers and communities during the COVID-19 pandemic.
Employee Support:

•	The majority of our corporate workforce has transitioned to working remotely.

•	Successful transition to “limited service” branch model including drive-thru operations and ATM services, as well as in-branch services available by appointment only.

•	Along with our healthcare provider, eliminated costs associated with COVID-19 diagnostic testing and offer zero co-pay telemedicine visits for any reason.

Customer Support:

•	Participating in the Small Business Administration’s Paycheck Protection Program.

•	Deferring mortgage payments for up to 90 days for those experiencing hardship because of the crisis.

•	Waiving or refunding certain fees.

•	Increased mobile deposit limits.

•	Increased customer support through call center and bankers.

•	We are not reporting COVID-19 related deferrals to credit bureaus.

Community Support:

•	$100,000 grant from Investors Foundation to Stony Brook University Hospital Foundation on Long Island to support its treatment of patients suffering from COVID-19.

•	Investors Foundation distributed over $1.1 million in additional grants during the first quarter of 2020.

•	Providing meals and other support to healthcare workers and their families throughout the New York metro area.

Performance Highlights

•
Earnings before income taxes and provision for credit losses were $85.4 million for the three months ended March 31, 2020, an increase of $3.0 million, or 3.6%, compared to the three months ended December 31, 2019 and an increase of $14.9 million, or 21.2%, compared to the three months ended March 31, 2019.

•	Net interest margin increased 10 basis points to 2.71% for the three months ended March 31, 2020 compared to the three months ended December 31, 2019.

•
The cost of interest-bearing deposits decreased 20 basis points to 1.39% for the three months ended March 31, 2020 compared to the three months ended December 31, 2019. The Federal Reserve reduced the federal funds target rate by 150 basis points during March 2020.

•
Total deposits increased $324.3 million, or 1.8%, to $18.2 billion at March 31, 2020 from $17.9 billion at December 31, 2019. The loan to deposit ratio declined from 122% at December 31, 2019 to 117% at March 31, 2020.

•
Net loans decreased $426.0 million, or 2.0%, to $21.1 billion at March 31, 2020 from $21.5 billion at December 31, 2019. Commercial and industrial loans increased $104.2 million, or 3.5%, during the three months ended March 31, 2020.

•
Non-accrual loans were $98.3 million, or 0.46% of total loans, at March 31, 2020 as compared to $95.2 million, or 0.44% of total loans, at December 31, 2019 and $117.7 million, or 0.54% of total loans, at March 31, 2019.

•
Total non-interest expenses were $102.6 million for the three months ended March 31, 2020, a decrease of $4.3 million, or 4.0%, compared to the three months ended December 31, 2019. The efficiency ratio declined to 54.57% for the three months ended March 31, 2020 from 56.45% for the three months ended December 31, 2019.

•
On January 1, 2020, the Company adopted CECL. Upon adoption, the Company recorded an increase in allowance for credit losses of $11.7 million. The Company’s provision for credit losses was $31.2 million for the three months ended March 31, 2020 and was significantly impacted by COVID-19.

•	Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 9.72%, 13.05%, 13.05% and 14.30%, respectively, at March 31, 2020.

Financial Performance Overview
First Quarter 2020 compared to Fourth Quarter 2019
For the first quarter of 2020, net income totaled $39.5 million, a decrease of $9.2 million as compared to $48.7 million for the fourth quarter of 2019. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $4.5 million, or 2.7%, as compared to the fourth quarter of 2019. Changes within interest income and expense categories are as follows:

•
Interest expense decreased $8.8 million, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 16 basis points to 1.58% for the three months ended March 31, 2020. The average balance of interest-bearing deposits increased $42.8 million, or 0.3%, to $15.3 billion and the average balance of total borrowed funds decreased $63.2 million, or 1.1%, to $5.7 billion for the three months ended March 31, 2020.

•
A decrease in interest and dividend income of $4.3 million, or 1.6%, to $256.1 million as compared to the fourth quarter of 2019, primarily attributed to the average balance of net loans, which decreased $292.6 million, mainly as a result of paydowns and payoffs, partially offset by loan originations. The weighted average yield on net loans decreased 1 basis point to 4.23%.

•	Prepayment penalties, which are included in interest income, totaled $7.6 million for the three months ended March 31, 2020 as compared to $5.4 million for the three months ended December 31, 2019.
Net interest margin increased 10 basis points to 2.71% for the three months ended March 31, 2020 compared to the three months ended December 31, 2019, driven primarily by the lower cost of interest-bearing liabilities and an increase in prepayment penalties, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $14.7 million for the three months ended March 31, 2020, a decrease of $5.8 million, as compared to $20.5 million for the fourth quarter of 2019. The decrease in non-interest income was primarily due to a $2.9 million decrease in customer swap fee income and a $2.5 million decrease in net gains on our equipment finance portfolio.

Total non-interest expenses were $102.6 million for the three months ended March 31, 2020, a decrease of $4.3 million, or 4.0%, as compared to the fourth quarter of 2019. The change was primarily due to a decrease of $3.9 million in other operating expenses driven by declines in overdraft losses and customer swap expense.
Income tax expense was $14.6 million for the three months ended March 31, 2020 and $32.2 million for the three months ended December 31, 2019. The effective tax rate was 27.0% for the three months ended March 31, 2020 and 39.8% for the three months ended December 31, 2019. The decrease in the effective tax rate was primarily related to additional income tax expense recognized during the three months ended December 31, 2019 resulting from the revaluation of the Company’s net deferred tax asset as the State of New Jersey provided clarification in December 2019 relating to previously enacted tax law changes.

First Quarter 2020 compared to First Quarter 2019
For the first quarter of 2020, net income totaled $39.5 million, a decrease of $8.6 million as compared to $48.2 million in the first quarter of 2019. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, first quarter of 2020 net interest income increased by $10.6 million, or 6.5%, as compared to the first quarter of 2019 due to:

•
Interest expense decreased $10.7 million, or 11.5%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 23 basis points to 1.58% for the three months ended March 31, 2020. The average balance of total borrowed funds increased $451.7 million, or 8.6%, to $5.7 billion, and the average balance of interest-bearing deposits decreased $62.2 million, or 0.4%, to $15.3 billion for the three months ended March 31, 2020.

•
A decrease in interest and dividend income of $118,000, or 0.1%, to $256.1 million, primarily attributed to a $225.6 million decrease in the average balance of net loans, mainly as a result of paydowns and payoffs, partially offset by loan originations. The weighted average yield on net loans increased 4 basis points to 4.23%, primarily driven by an increase in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $7.6 million for the three months ended March 31, 2020 as compared to $3.7 million for the three months ended March 31, 2019.
Net interest margin increased 16 basis points year over year to 2.71% for the three months ended March 31, 2020 from 2.55% for the three months ended March 31, 2019, driven primarily by the lower cost of interest-bearing liabilities and an increase in prepayment penalties, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $14.7 million for the three months ended March 31, 2020, an increase of $3.5 million year over year. This increase was primarily due to an increase of $1.4 million in gain on loans, an increase of $889,000 in other income primarily attributed to non-depository investment products, and an increase of $691,000 in fees and service charge income.
Total non-interest expenses were $102.6 million for the three months ended March 31, 2020, a decrease of $851,000, or 0.8%, year over year. The decrease was primarily due to decreases of $1.2 million, $650,000 and $606,000 in advertising and promotional expense, other operating expenses and compensation and benefit expense, respectively, partially offset by increases of $1.1 million and $1.0 million in federal insurance premiums and professional fees, respectively.
Income tax expense was $14.6 million for the three months ended March 31, 2020 and $19.3 million for the three months ended March 31, 2019. The effective tax rate was 27.0% for the three months ended March 31, 2020 and 28.6% for the three months ended March 31, 2019.

Asset Quality
On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts.  CECL replaces the incurred loss methodology and therefore, the allowance and provision for credit losses is based upon estimated expected credit losses rather than incurred losses. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $8.5 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.7 million, comprised of $12.7 million and $2.6 million, respectively, for unfunded commitments and held-to-maturity debt securities, partially offset by a decrease of $3.6 million for loans.
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments, including the inherent credit risk in these financial instruments, the growth and composition of our portfolios of these financial instruments, and the level of charge-offs. At March 31, 2020, our allowance for credit losses and related quarterly provision were significantly impacted by the adoption of CECL and the impact of COVID-19 on the current and forecasted economic conditions. For the three months ended March 31, 2020, our provision for credit losses was $31.2 million, compared to $1.5 million for the three months ended December 31, 2019 and $3.0 million for the three months ended March 31, 2019. For the three months ended March 31, 2020, net charge-offs were $8.0 million compared to net charge-offs of $1.4 million for the three months ended December 31, 2019 and net charge-offs of $4.1 million for the three months ended March 31, 2019.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit deteriorated (“PCD”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, PCD loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.
Total non-accrual loans were $98.3 million, or 0.46% of total loans, at March 31, 2020 compared to $95.2 million, or 0.44% of total loans, at December 31, 2019 and $117.7 million, or 0.54% of total loans, at March 31, 2019. We continue to proactively and diligently work to resolve our troubled loans.
At March 31, 2020, there were $35.6 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $26.3 million were residential and consumer loans, $6.9 million were commercial and industrial loans and $2.4 million were commercial real estate loans. TDRs of $12.8 million were classified as accruing and $22.8 million were classified as non-accrual at March 31, 2020.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCD loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	106	$24.6	111	$23.4	89	$17.6	104	$20.9	113	$24.8
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	10	57.9	5	45.6	9	16.0	7	12.0	11	29.6
Commercial real estate	6	23.5	9	6.8	7	17.8	5	26.6	4	4.5
Commercial and industrial	21	5.3	16	7.8	9	5.9	5	1.1	15	11.3
Total 30 to 59 days past due	143	111.3	141	83.6	114	57.3	121	60.6	143	70.2
60 to 89 days past due:
Residential and consumer	32	7.5	33	6.5	46	11.6	30	5.5	37	7.1
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	1	1.9	2	3.5	2	17.2	1	1.1
Commercial real estate	—	—	—	—	3	3.2	4	6.9	—	—
Commercial and industrial	4	5.2	6	2.0	5	4.7	4	4.1	7	3.8
Total 60 to 89 days past due	36	12.7	40	10.4	56	23.0	40	33.7	45	12.0
Total accruing past due loans	179	$124.0	181	$94.0	170	$80.3	161	$94.3	188	$82.2
Non-accrual:
Residential and consumer	254	$46.5	255	$47.4	261	$48.2	275	$51.2	296	$56.4
Construction	—	—	—	—	—	—	1	0.2	1	0.2
Multi-family	9	23.4	8	23.3	6	19.6	14	34.1	14	34.1
Commercial real estate	21	11.4	22	12.0	30	12.3	27	8.1	32	9.8
Commercial and industrial	22	17.0	18	12.5	16	12.0	13	18.0	14	17.2
Total non-accrual loans	306	$98.3	303	$95.2	313	$92.1	330	$111.6	357	$117.7
Accruing troubled debt restructured loans	55	$12.8	57	$13.1	58	$12.5	56	$12.2	54	$13.6
Non-accrual loans to total loans		0.46%		0.44%		0.42%		0.51%		0.54%
Allowance for loan losses as a percent of non-accrual loans		247.54%		239.66%		247.62%		207.83%		199.44%
Allowance for loan losses as a percent of total loans		1.14%		1.05%		1.05%		1.05%		1.08%

Balance Sheet Summary

Total assets decreased $21.2 million, or 0.1%, to $26.7 billion at March 31, 2020 from December 31, 2019. Net loans decreased $426.0 million, or 2.0%, to $21.1 billion at March 31, 2020. Securities decreased $157.1 million, or 4.1%, to $3.7 billion at March 31, 2020. Cash and cash equivalents increased $497.1 million to $672.0 million at March 31, 2020 as a result of management’s focus on strong liquidity in light of the COVID-19 pandemic.

The detail of the loan portfolio (including PCD loans) is below:

	March 31, 2020	December 31, 2019
	(In thousands)
Commercial Loans:
Multi-family loans	$7,619,676	7,813,236
Commercial real estate loans	4,682,009	4,831,347
Commercial and industrial loans	3,055,501	2,951,306
Construction loans	274,588	262,866
Total commercial loans	15,631,774	15,858,755
Residential mortgage loans	4,955,755	5,144,718
Consumer and other	698,580	699,796
Total Loans	21,286,109	21,703,269
Deferred fees, premiums and other, net	7,275	907
Allowance for loan losses	(243,288)	(228,120)
Net loans	$21,050,096	21,476,056

During the three months ended March 31, 2020, we originated $225.9 million in multi-family loans, $217.0 million in commercial and industrial loans, $139.6 million in commercial real estate loans, $87.2 million in residential loans, $26.2 million in construction loans and $15.0 million in consumer and other loans. Our originations reflect our continued focus on diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.
In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $90.7 million during the three months ended March 31, 2020.
The allowance for loan losses increased by $15.2 million to $243.3 million at March 31, 2020 from $228.1 million at December 31, 2019. The increase of $15.2 million reflects a decrease of $3.6 million upon CECL adoption, a decrease of $8.0 million resulting from net charge-offs and an increase of $26.8 million from the provision for credit losses related to our loan portfolio. Our allowance for loan losses was significantly impacted by the adoption of CECL and the impact of COVID-19 on current and forecasted economic conditions. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the reasonable and supportable forecasted economic conditions over the life of our loans. At March 31, 2020, our allowance for loan losses as a percent of total loans was 1.14%, an increase from 1.05% at December 31, 2019 which was driven by the factors noted above.
Securities decreased by $157.1 million, or 4.1%, to $3.7 billion at March 31, 2020 from $3.9 billion at December 31, 2019. This decrease was primarily a result of paydowns, partially offset by purchases and an increase in unrealized gains. At March 31, 2020, our allowance for credit losses on held-to-maturity debt securities was $3.0 million.

Deposits increased by $324.3 million, or 1.8%, to $18.2 billion at March 31, 2020 from $17.9 billion at December 31, 2019 primarily driven by increases in money market accounts and time deposits, partially offset by decreases in checking accounts. Checking accounts decreased $127.3 million to $7.9 billion at March 31, 2020 from $8.0 billion at December 31, 2019. Core deposits (savings, checking and money market) represented approximately 77% of our total deposit portfolio at March 31, 2020 compared to 78% at December 31, 2019.
Borrowed funds decreased by $360.4 million, or 6.2%, to $5.5 billion at March 31, 2020 from $5.8 billion at December 31, 2019 primarily driven by the increase in deposits.
Other liabilities increased by $18.2 million, or 22.2%, to $100.0 million at March 31, 2020 from $81.8 million at December 31, 2019 primarily driven by our allowance for credit losses on unfunded commitments resulting from the adoption of CECL. At March 31, 2020, our allowance for credit losses on unfunded commitments was $17.1 million.
Stockholders’ equity decreased by $27.2 million to $2.6 billion at March 31, 2020 from $2.6 billion at December 31, 2019, primarily attributed to other comprehensive loss of $32.8 million and cash dividends of $0.12 per share totaling $29.7 million during the three months ended March 31, 2020. In addition, stockholders’ equity decreased by $8.5 million on January 1, 2020 in connection with the adoption of CECL. These decreases were partially offset by net income of $39.5 million and share-based plan activity of $5.2 million for the three months ended March 31, 2020. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 13.05% at March 31, 2020.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2020 operated from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.

Earnings Conference Call April 30, 2020 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, April 30, 2020 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10142236

A telephone replay will be available beginning on April 30, 2020 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 30, 2020. The replay number is (877) 344-7529, password 10142236. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Additionally, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$672,020	174,915
Equity securities	6,140	6,039
Debt securities available-for-sale, at estimated fair value	2,575,446	2,695,390
Debt securities held-to-maturity, net (estimated fair value of $1,169,054 and $1,190,104 at March 31, 2020 and December 31, 2019, respectively)	1,111,525	1,148,815
Loans receivable, net	21,050,096	21,476,056
Loans held-for-sale	36,311	29,797
Federal Home Loan Bank stock	269,127	267,219
Accrued interest receivable	78,451	79,313
Other real estate owned and other repossessed assets	9,551	13,538
Office properties and equipment, net	167,200	169,614
Operating lease right-of-use assets	170,549	175,143
Net deferred tax asset	83,992	64,220
Bank owned life insurance	219,913	218,517
Goodwill and intangible assets	97,635	97,869
Other assets	129,588	82,321
Total assets	$26,677,544	26,698,766
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$18,184,626	17,860,338
Borrowed funds	5,466,663	5,827,111
Advance payments by borrowers for taxes and insurance	149,561	121,719
Operating lease liabilities	181,917	185,827
Other liabilities	100,019	81,821
Total liabilities	24,082,786	24,076,816
Stockholders’ equity	2,594,758	2,621,950
Total liabilities and stockholders’ equity	$26,677,544	26,698,766

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$224,529	228,005	224,890
Securities:
GSE obligations	306	336	266
Mortgage-backed securities	22,584	23,642	23,630
Equity	33	35	37
Municipal bonds and other debt	3,375	3,052	2,522
Interest-bearing deposits	840	840	535
Federal Home Loan Bank stock	4,432	4,470	4,337
Total interest and dividend income	256,099	260,380	256,217
Interest expense:
Deposits	53,179	60,635	65,422
Borrowed funds	29,637	30,970	28,117
Total interest expense	82,816	91,605	93,539
Net interest income	173,283	168,775	162,678
Provision for credit losses	31,226	1,500	3,000
Net interest income after provision for credit losses	142,057	167,275	159,678
Non-interest income:
Fees and service charges	6,026	6,819	5,335
Income on bank owned life insurance	1,396	1,593	1,577
Gain on loans, net	1,846	2,218	433
Gain (loss) on securities, net	202	(13)	64
Gain on sales of other real estate owned, net	740	282	224
Other income	4,450	9,559	3,561
Total non-interest income	14,660	20,458	11,194
Non-interest expense:
Compensation and fringe benefits	60,392	59,327	60,998
Advertising and promotional expense	2,363	3,005	3,612
Office occupancy and equipment expense	15,951	16,700	16,171
Federal insurance premiums	4,401	3,300	3,300
General and administrative	534	559	484
Professional fees	3,983	4,897	2,940
Data processing and communication	7,792	7,998	7,999
Other operating expenses	7,142	11,037	7,905
Total non-interest expenses	102,558	106,823	103,409
Income before income tax expense	54,159	80,910	67,463
Income tax expense	14,647	32,180	19,305
Net income	$39,512	48,730	48,158
Basic earnings per share	$0.17	0.19	0.18
Diluted earnings per share	$0.17	0.19	0.18

Basic weighted average shares outstanding	233,262,860	256,559,205	267,664,063
Diluted weighted average shares outstanding	233,632,841	257,006,084	268,269,730

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$368,027	840	0.91%	$280,790	840	1.20%	$175,281	535	1.22%
Equity securities	6,090	33	2.17%	6,036	35	2.32%	5,811	37	2.55%
Debt securities available-for-sale	2,581,874	17,271	2.68%	2,624,612	18,021	2.75%	2,111,832	15,416	2.92%
Debt securities held-to-maturity	1,128,119	8,994	3.19%	1,131,386	9,009	3.19%	1,532,764	11,002	2.87%
Net loans	21,227,295	224,529	4.23%	21,519,941	228,005	4.24%	21,452,923	224,890	4.19%
Federal Home Loan Bank stock	271,043	4,432	6.54%	276,965	4,470	6.46%	260,543	4,337	6.66%
Total interest-earning assets	25,582,448	256,099	4.00%	25,839,730	260,380	4.03%	25,539,154	256,217	4.01%
Non-interest earning assets	956,423			1,009,868			942,523
Total assets	$26,538,871			$26,849,598			$26,481,677

Interest-bearing liabilities:
Savings	$2,033,761	3,908	0.77%	$2,040,678	4,592	0.90%	$2,039,919	4,370	0.86%
Interest-bearing checking	5,565,365	16,660	1.20%	5,344,156	19,403	1.45%	4,975,209	22,082	1.78%
Money market accounts	3,819,098	14,224	1.49%	3,739,126	14,770	1.58%	3,630,708	14,246	1.57%
Certificates of deposit	3,918,133	18,387	1.88%	4,169,591	21,870	2.10%	4,752,700	24,724	2.08%
Total interest-bearing deposits	15,336,357	53,179	1.39%	15,293,551	60,635	1.59%	15,398,536	65,422	1.70%
Borrowed funds	5,681,344	29,637	2.09%	5,744,538	30,970	2.16%	5,229,663	28,117	2.15%
Total interest-bearing liabilities	21,017,701	82,816	1.58%	21,038,089	91,605	1.74%	20,628,199	93,539	1.81%
Non-interest-bearing liabilities	2,889,098			2,906,473			2,868,166
Total liabilities	23,906,799			23,944,562			23,496,365
Stockholders’ equity	2,632,072			2,905,036			2,985,312
Total liabilities and stockholders’ equity	$26,538,871			$26,849,598			$26,481,677

Net interest income		$173,283			$168,775			$162,678

Net interest rate spread			2.42%			2.29%			2.20%

Net interest earning assets	$4,564,747			$4,801,641			$4,910,955

Net interest margin			2.71%			2.61%			2.55%

Ratio of interest-earning assets to total interest-bearing liabilities	1.22	X		1.23	X		1.24	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Return on average assets	0.60%	0.73%	0.73%
Return on average equity	6.00%	6.71%	6.45%
Return on average tangible equity	6.24%	6.94%	6.67%
Interest rate spread	2.42%	2.29%	2.20%
Net interest margin	2.71%	2.61%	2.55%
Efficiency ratio	54.57%	56.45%	59.47%
Non-interest expense to average total assets	1.55%	1.59%	1.56%
Average interest-earning assets to average interest-bearing liabilities	1.22	1.23	1.24

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		March 31, 2020	December 31, 2019
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.45%	0.46%
Non-performing loans as a percent of total loans		0.52%	0.50%
Allowance for loan losses as a percent of non-accrual loans		247.54%	239.66%
Allowance for loan losses as a percent of total loans		1.14%	1.05%
Allowance for credit losses as a percent of total loans (1)		1.22%	1.05%

Capital Ratios:
Tier 1 Leverage Ratio (2)		9.72%	9.53%
Common Equity Tier 1 Risk-Based (2)		13.05%	12.78%
Tier 1 Risk-Based Capital (2)		13.05%	12.78%
Total Risk-Based Capital (2)		14.30%	13.92%
Equity to total assets (period end)		9.73%	9.82%
Average equity to average assets		9.92%	10.82%
Tangible capital to tangible assets (3)		9.39%	9.49%
Book value per common share (3)		$10.99	$11.11
Tangible book value per common share (3)		$10.57	$10.69

Other Data:
Number of full service offices		147	147
Full time equivalent employees		1,740	1,761

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of March 31, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.

(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	March 31, 2020	December 31, 2019

Total stockholders’ equity	$2,594,758	2,621,950
Goodwill and intangible assets	97,635	97,869
Tangible stockholders’ equity	$2,497,123	2,524,081

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(111,666,388)	(111,630,950)
Shares outstanding	247,404,464	247,439,902
Unallocated ESOP shares	(11,250,327)	(11,368,750)
Book value shares	236,154,137	236,071,152

Book Value per Share	$10.99	$11.11
Tangible Book Value per Share	$10.57	$10.69

Total assets	$26,677,544	26,698,766
Goodwill and intangible assets	97,635	97,869
Tangible assets	$26,579,909	26,600,897

Tangible capital to tangible assets	9.39%	9.49%